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                   NON-STATUTORY STOCK OPTION AGREEMENT-#47


     THIS AGREEMENT is entered into and effective as of this 19 day of September, 1996(the "Date of Grant"), by and between Tech Squared Inc. (the "Company") and Chuck Reese (the "Optionee").

     A. The Company has adopted the Tech Squared Inc. 1995 Stock Option Plan (the "Plan") authorizing the Board of Directors of the Company, or a committee as provided for in the Plan (the Board or such a committee to be referred to as the "Committee"), to grant non-statutory stock options to employees and non-employee consultants and independent contractors of the Company and its Subsidiaries (as defined in the Plan).

     B. The Company desires to give the Optionee an inducement to acquire a proprietary interest in the Company and an added incentive to advance the interests of the Company by granting to the Optionee an option to purchase shares of common stock of the Company pursuant to the Plan.

     Accordingly, the parties agree as follows:

1. GRANT OF OPTION.

     The Company hereby grants to the Optionee the right, privilege, and option (the "Option") to purchase Three Hundred Fifty One Thousand (351,000) shares (the "Option Shares") of the Company's common stock, no par value (the "Common Stock"), according to the terms and subject to the conditions hereinafter set forth and as set forth in the Plan. The Option is not intended to be an "incentive stock option," as that term is used in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

2. OPTION EXERCISE PRICE.

     The per share price to be paid by Optionee in the event of an exercise of the Option will be $0.75 (seventy-five cents).

3. DURATION OF OPTION AND TIME OF EXERCISE.

     3.1 INITIAL PERIOD OF EXERCISABILITY. The Option will become exercisable with respect to the Option Shares in 4 installments. The following table sets forth the initial dates of exercisability of each installment and the number of Option Shares as to which this Option will become exercisable on such dates:

         Initial Date of                     Number of Option Shares
         Exercisability                      Available for Exercise
         --------------                      -----------------------
         August 21, 1997                                117,000
         August 21, 1998                                117,000
         August 21, 1999                                117,000

The foregoing rights to exercise this Option will be cumulative with respect to the Option Shares becoming exercisable on each such date, but in no event will this Option be exercisable after, and this Option will become void and expire as to all unexercised Option Shares at, 5:00 p.m. (Minneapolis, Minnesota time) on August 21, 2003 (the "Time of Termination").

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     3.2  TERMINATION OF EMPLOYMENT OR OTHER SERVICE.

     (a) TERMINATION DUE TO DEATH, DISABILITY OR RETIREMENT. In the event that the Optionee's employment or other service with the Company and all Subsidiaries is terminated by reason of the Optionee's death, Disability (as defined in the Plan) or Retirement (as defined in the Plan), this Option will become immediately exercisable in full and will remain exercisable for a period of one year after such termination (but in no event after the Time of Termination).

     (b) TERMINATION FOR REASONS OTHER THAN DEATH, DISABILITY OR RETIREMENT. In the event the Optionee's employment or other service with the Company and all Subsidiaries is terminated for any reason other than death, Disability or Retirement, or the Optionee is in the employ or service of a Subsidiary and the Subsidiary ceases to be a Subsidiary of the Company (unless the Optionee continues in the employ or service of the Company or another Subsidiary), all rights of the Optionee under the Plan and this Agreement will immediately terminate without notice of any kind, and this Option will no longer be exercisable; provided, however, that if such termination is due to any reason other than termination by the Company or any Subsidiary for "cause," all outstanding Options then held by such Participant will remain exercisable to the extent exercisable as of such termination for a period of three months after such termination (but in no event after the expiration date of any such Option).

     3.3 CHANGE IN CONTROL.

     (a) IMPACT OF CHANGE IN CONTROL. If any events constituting a Change in Control (as defined in the Plan) of the Company occur, this Option will become immediately exercisable in full and will remain exercisable until the Time of Termination, regardless of whether the Optionee remains in the employ or service of the Company or any Subsidiary. In addition, if a Change in Control of the Company occurs, the Committee, in its sole discretion and without the consent of the Optionee, may determine that the Optionee will receive, with respect to some or all of the Option Shares, as of the effective date of any such Change in Control of the Company, cash in an amount equal to the excess of the Fair Market Value (as defined in the Plan) of such Option Shares immediately prior to the effective date of such Change in Control of the Company over the option exercise price per share of this Option.

     (b) LIMITATION ON CHANGE IN CONTROL PAYMENTS. Notwithstanding anything in this Section 3.3 to the contrary, if, with respect to the Optionee, acceleration of the vesting of this Option or the payment of cash in exchange for all or part of the Option Shares as provided above (which acceleration or payment could be deemed a "payment" within the meaning of Section 280G(b)(2) of the Code), together with any other payments which the Optionee has the right to receive from the Company or any corporation which is a member of an "affiliated group" (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), the payments to the Optionee as set forth herein will be reduced to the largest amount as will result in no portion of such "payments" being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that if the Optionee is subject to a separate agreement with the Company or a Subsidiary that expressly addresses the potential application of Sections 280G or 4999 of the Code (including, without limitation, that "payments" under such agreement or otherwise will not be reduced or that the Optionee will have the discretion to determine which "payments" will be reduced), then the limitations of this Section 3.3(c) will not apply, and any "payments" to the Optionee pursuant to this Section 3.3(c) or pursuant to
Section 9(c) or 9(d) of the Plan will be treated as "payments" arising under such separate agreement.

     3.4 ACCELERATION OF VESTING. If a Profitable Doubling of sales and related acceleration of vesting occurs pursuant to section 3.4 of the Incentive Stock Option Agreement #46 between Chuck Reese and Tech Squared, then the options granted pursuant to this agreement shall also be subject to accelerated vesting. The vesting of these options shall accelerate upon the occurrence of a "profitable doubling again" in net sales of Tech Squared, Inc. "Profitable Doubling Again" of net sales is defined as an increase by 100% in any calendar quarter of 1998 net sales for Tech Squared, Inc., as compared to the same quarter of 1997 along with a net income. Should a Profitable Doubling Again occur then the 117,000 shares scheduled to vest on August 21, 1999 will vest at the end of the quarter in which the Profitable Doubling Again occurs.

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4.  MANNER OF OPTION EXERCISE.

     4.1 NOTICE. This Option may be exercised by the Optionee in whole or in part from time to time, subject to the conditions contained in the Plan and in this Agreement, by delivery, in person, by facsimile or electronic transmission or through the mail, to the Company at its principal executive office in Edina, Minnesota (Attention: Chief Financial Officer), of a written notice of exercise. Such notice will be in a form satisfactory to the Committee, will identify the Option, will specify the number of Option Shares with respect to which the Option is being exercised, and will be signed by the person or persons so exercising the Option. Such notice will be accompanied by payment in full of the total purchase price of the Option Shares purchased. In the event that the Option is being exercised, as provided by the Plan and Section 3.2 above, by any person or persons other than the Optionee, the notice will be accompanied by appropriate proof of right of such person or persons to exercise the Option. As soon as practicable after the effective exercise of the Option, the Optionee will be recorded on the stock transfer books of the Company as the owner of the Option Shares purchased, and the Company will deliver to the Optionee one or more duly issued stock certificates evidencing such ownership.

4.2 PAYMENT. At the time of exercise of this Option, the Optionee will pay the total purchase price of the Option Shares to be purchased entirely in cash (including a check, bank draft or money order, payable to the order of the Company); provided, however, that the Committee, in its sole discretion, may allow such payment to be made, in whole or in part, by tender of a promissory note (on terms acceptable to the Committee in its sole discretion) or a Broker Exercise Notice or Previously Acquired Shares (as such terms are defined in the Plan), or by a combination of such methods. In the event the Optionee is permitted to pay the total purchase price of this Option in whole or in part with Previously Acquired Shares, the value of such shares will be equal to their Fair Market Value on the date of exercise of this Option.

5.  RIGHTS OF OPTIONEE; TRANSFERABILITY.

     5.1 EMPLOYMENT OR SERVICE. Nothing in this Agreement will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or service of the Optionee at any time, nor confer upon the Optionee any right to continue in the employ or service of the Company or any Subsidiary at any particular position or rate of pay or for any particular period of time.

     5.2 RIGHTS AS A SHAREHOLDER. The Optionee will have no rights as a shareholder unless and until all conditions to the effective exercise of this Option (including, without limitation, the conditions set forth in Section 4 of this Agreement and Section 11 of the Plan) have been satisfied and the Optionee has become the holder of record of such shares. No adjustment will be made for dividends or distributions with respect to this Option as to which there is a record date preceding the date the Optionee becomes the holder of record of such shares, except as may otherwise be provided in the Plan or determined by the Committee in its sole discretion.

     5.3 RESTRICTIONS ON TRANSFER. Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by the Plan, no right or interest of the Optionee in this Option prior to exercise may be assigned or transferred, or subjected to any lien, during the lifetime of the Optionee, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise. The Optionee will, however, be entitled to designate a beneficiary to receive this Option upon such Optionee's death, and, in the event of the Optionee's death, exercise of this Option (to the extent permitted pursuant to Section 3.2(a) of this Agreement) may be made by the Optionee's legal representatives, heirs and legatees.

6.  WITHHOLDING TAXES.

     The Company is entitled to (a) withhold and deduct from future wages of the Optionee (or from other amounts that may be due and owing to the Optionee from the Company), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any federal, state or local withholding and employment-related tax requirements attributable to the grant or exercise of this Option or otherwise incurred with respect to this Option, or (b) require the Optionee promptly to remit the amount of such withholding to the Company before acting on the Optionee's notice of

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exercise of this Option.  In the event that the Company is unable to withhold such amounts, for whatever reason, the Optionee agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state or local law.

7.  ADJUSTMENTS.

     In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off), or any other change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation), in order to prevent dilution or enlargement of the rights of the Optionee, will make appropriate adjustment (which determination will be conclusive) as to the number, kind and exercise price of securities subject to this Option.

8.  CONFIDENTIAL INFORMATION.

     8.1 USE AND NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. The Optionee hereby agrees that the Confidential Information will not be used by the Optionee in any way detrimental to the Company and that all such Confidential Information shall be kept confidential by the Optionee. Notwithstanding the foregoing, no obligation of confidentiality shall apply to Confidential Information which the Optionee can show: (a) is now or hereafter becomes publicly known in published form or available through no act or failure on the part of the Optionee; (b) is known by the Optionee on a non-confidential basis at the time of the receipt of such Confidential Information as established by documentary evidence in its files; (c) is hereafter furnished to the Optionee by a third party who has rightfully obtained such Confidential Information without restriction on disclosure.

     8.2 INJUNCTIVE RELIEF. It is further agreed that any money damages would not be sufficient to remedy any breach of this Agreement and that the Company shall be entitled to injunctive relief, specific performance or any other appropriate equitable remedy for any such breach, in addition to all other remedies available by law or in equity. In addition, the Company shall be entitled to payment of legal fees and disbursements, court costs and other expenses of protecting its rights hereunder.

     8.3  CONFIDENTIAL INFORMATION.

              (a) "Confidential Information", as used in this Article 6, means information or material which is not generally available to or used by others, or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, including:

                    (i) information or material relating to the Company, and its businesses as conducted or anticipated to be conducted, business plans, operations, past, current or anticipated software, products or services, customers or prospective customers, or research, engineering, development, manufacturing, purchasing, accounting, or marketing activities;

                    (ii) information relating to employee compensation,
              including without limitation, salaries, bonuses or stock options.

                    (iii) trade secrets; and

                    (iv) any similar information of the type described above
              which the Company obtained from another party and which the Company treats as or designates as being proprietary, private or confidential, whether or not owned or developed by the Company.

                    Notwithstanding the foregoing, "Confidential Information"
              does not include any information which is properly published or in the public domain; provided, however, that information which is published by or with the aid of the


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              Optionee outside the scope of employment or contrary to the requirements of this Agreement will not be considered to have been properly published, and therefore will not be in the public domain for purposes of this Agreement.

              (b) The Optionee will never, either during or after his employment by the Company, use Confidential Information for any purpose other than the business of the Company or publish or disclose it to any person who is not also an employee of the Company. When the Optionee's employment with the Company ends, the Optionee will promptly deliver to the Company all records and any compositions, articles, devices, apparatus and other items that disclose, describe or embody Confidential Information, including all copies, reproductions and specimens of the Confidential Information in the Optionee's possession, regardless of who prepared them, and will promptly deliver any other property of the Company in the Optionee's possession, whether or not Confidential Information.

9.  NON-COMPETITION.

     During the period of the Optionee's employment with the Company and for a further period of One (1) year after termination of employment with the Company for any reason, Optionee will not, directly or indirectly, within the United States, either for his own benefit or for the benefit of any other person, firm or corporation whatsoever, other than the Company, (i) directly engage in any commercial activity that competes with the Company's business relating to the sales of Macintosh storage devices or the direct sales of computer graphics devices, (ii) in any way interfere or attempt to interfere with the Company's relationships with any of its current or potential customers, or (iii) employ or attempt to employ any of the Company's then employees on behalf of any other entity competing with the Company. Optionee acknowledges that if he breaches this covenant, the Company will be irreparably and immeasurably injured. Therefore, Optionee agrees that in addition to any other remedies available to the Company, the Company may apply to a court of competent jurisdiction for a temporary and/or permanent injunction and that such court may grant such injunction to restrain and prohibit such breach by Employee. Notwithstanding the foregoing, it is understood that the restrictions contained in this Article 7 shall cease to be applicable to any activity of the Optionee from and after such time as the Company (a) shall have ceased all business activities for a period of sixty (60) days or (b) shall have made a decision through the Board of Directors not to continue, or shall have ceased for a period of sixty (60) days, the business activities with which such activity of Optionee would be competitive.

10.  REMEDY FOR BREACH OF AGREEMENT.

     In addition to all other remedies available to the Company for breach of the terms of this Agreement, upon the breach by the Optionee of any provision of Section 8 or 9 hereof, the Company shall have the right to (i) cancel and terminate this Option and all rights granted hereby or under the Plan, without notice, effective as of the date of the breach, and this Option will no longer be exercisable and (ii) within thirty (30) days receive payment from the Optionee of that amount of money equal to the aggregate gross sale price of any Option Shares sold by the Optionee less the exercise price paid for such Option Shares.

11.  LIMITATION OF LIABILITY.

     Nothing in this Agreement will be construed to (a) limit in any way the right of the Company to terminate the employment or service of the Optionee at any time, or (b) be evidence of any agreement or understanding, express or implied, that the Company will retain the Optionee in any particular position, at any particular rate of compensation or for any particular period of time.

12.  SUBJECT TO PLAN.

     The Option and the Option Shares granted and issued pursuant to this Agreement have been granted and issued under, and are subject to the terms of, the Plan. The terms of the Plan are incorporated by reference in this Agreement in their entirety, and the Optionee, by execution of this Agreement, acknowledges having received a copy of the Plan. The provisions of this Agreement will be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement will be


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interpreted by reference to the Plan.  In the event that any provision of this
Agreement is inconsistent with the terms of the Plan, the terms of the Plan will prevail.

13.  MISCELLANEOUS.

     13.1 BINDING EFFECT. This Agreement will be binding upon the heirs, executors, administrators and successors of the parties to this Agreement.

     13.2 GOVERNING LAW. This Agreement and all rights and obligations under this Agreement will be construed in accordance with the Plan and governed by the laws of the State of Minnesota, without regard to conflicts of laws provisions. Any legal proceeding related to this Agreement will be brought in an appropriate Minnesota court, and the parties to this Agreement consent to the exclusive jurisdiction of the court for this purpose.

     13.3 ENTIRE AGREEMENT. This Agreement and the Plan set forth the entire agreement and understanding of the parties to this Agreement with respect to the grant and exercise of this Option and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to the grant and exercise of this Option and the administration of the Plan.

     13.4 AMENDMENT AND WAIVER. Other than as provided in the Plan, this Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance.

     The parties to this Agreement have executed this Agreement effective the day and year first above written.

                                         TECH SQUARED INC.


                                         By___________________________________

                                           Its________________________________


By execution of this Agreement,          OPTIONEE
the Optionee acknowledges having
received a copy of the Plan.             _____________________________________
                                                      (Signature)

                                         _____________________________________
                                         _____________________________________
                                         _____________________________________
                                         _____________________________________
                                                   (Name and Address)


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